EXECUTION VERSION
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ALTI GLOBAL, INC.

    Pursuant to Section 242 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), AlTi Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:
1.The name of the corporation is AlTi Global, Inc. The Corporation was originally incorporated under the name Alvarium Tiedemann Holdings, Inc. by filing its original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on December 30, 2022 (as amended, the “Certificate of Incorporation”).
2.The Certificate of Incorporation of the Corporation is hereby amended as follows:
I.By deleting the first paragraph of Article FOURTH and inserting the following in lieu thereof:
“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is [] shares of capital stock, consisting of four classes as follows: (i) 875,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); (ii) 150,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); (iii) [] shares of Class C non-voting common stock, par value $0.0001 per share (the “Class C Non-Voting Common Stock”); and (iv) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”
II.By inserting a new section A.(5) at the end of Article FOURTH as follows:
“(5)    Class C Non-Voting Common Stock.
    (a)    Voting. Except as otherwise required by law or as set forth in Section A.(5)(b) below, shares of Class C Non-Voting Common Stock shall be non-voting and shall not vote on any matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation.
    (b)    Amendments. So long as any shares of Class C Non-Voting Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class C Non-Voting Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class C Non-Voting Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.
    (c)    Dividends.
        (i)    If at any time dividends are declared by the Board on the shares of Class A Common Stock, the shares of Class C Non-Voting Common Stock shall have a right pari passu with the shares of Class A Common Stock to the distribution of such declared dividends. In furtherance thereof, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class C Non-Voting Common Stock shall be entitled to receive and the Corporation shall pay, with respect to each share of Class C Non-Voting Common Stock, solely when, as and if declared on the shares of Class A Common Stock by the Board from time to time out of assets or funds of the Corporation legally available therefor, the same dividends and other distributions in cash, stock or property of the Corporation as are declared with respect to the Class A Common Stock, in the same amount per share, in the same manner, and together with the Class A Common Stock as a single class and on a pro rata basis.
        (ii) The Corporation shall declare a dividend or distribution on the shares Class C Non-Voting Common Stock as provided in paragraph (i) above immediately after it declares a dividend or distribution on the Class A Common Stock. For the avoidance of doubt, nothing in this paragraph (c) shall require the Board to declare any dividends or distributions on the shares of Class A Common Stock or, except to the extent the Board determines to declare a dividend or distribution on the shares of Class A Common Stock, on the shares of Class C Non-Voting Common Stock.
        (iii) Except as set forth in this paragraph (c) or in connection with a liquidation pursuant to paragraph (d) below, the holders of Class C Non-Voting Common Stock shall not be entitled to payment of dividends or distributions in respect of shares of Class C Non-Voting Common Stock.
    (d)    Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class C Non-Voting Common Stock shall share ratably in the assets and funds of the Corporation available for distribution to stockholders of the Corporation, in the same amount per share and in the same manner as holders of Class A Common Stock, and together with the Class A Common Stock as a single class and on a pro rata basis.
    (e)    Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), immediately prior to the Closing of such merger or consolidation, each share of Class C Common Stock held by a stockholder shall be converted into a share of Class A Common Stock, and shall receive the same consideration in the same amount per share and in the same manner as all Class A Common Stock.
    (f)    No Preemptive Rights. No holder of shares of Class C Non-Voting Common Stock shall be entitled to preemptive rights.
    (g)    Conversion.
(i)Shares of Class C Non-Voting Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of a holder of Class C Non-Voting Common Stock.
(ii)Notwithstanding anything in this Certificate of Incorporation to the contrary, no holder of Class C Non-Voting Common Stock shall have the right to convert or be issued, and the Corporation shall not effect any conversion or otherwise issue shares of Class A Common Stock to a holder in respect of a conversion, in each case to the extent that after giving effect to such conversion or issuance, the Beneficial Ownership of the holder of such Class C Non-Voting Common Stock (together with such holder’s affiliates and any other person or entity whose beneficial ownership of Class A Common Stock would be aggregated) would exceed the Ownership Cap.
(iii)For purposes of this Section A.(5)(g):
            (w) “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For clarity, the Corporation and its Subsidiaries shall not be deemed to be Affiliates of a holder or any of its Affiliates.
            (x) “Beneficial Ownership” and similar terms mean “beneficial owner” as determined within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, or any successor provision thereto (the “Exchange Act”). For purposes of determining beneficial ownership, shares of Class A Common Stock into which shares of any class or series of Preferred Stock may be convertible, irrespective of any condition to such conversion set forth in the preferred stock designations that may be in effect, if any, shall be deemed beneficially owned by the holder of such share of Preferred Stock.
            (y) “Ownership Cap” means, with respect to any holder of Class C Non-Voting Common Stock, together with its Affiliates and any other Persons whose Beneficial Ownership of Class A Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, including Rule 13d-5, (a) unless and until the Stockholder Approval has been duly obtained, Beneficial Ownership equal to 19.9% of the issued and outstanding shares of Class A Common Stock plus Class B Common Stock (calculated as (i) the Maximum Potential Issuance, as that term is currently used by Nasdaq for purposes of Nasdaq Rule 5635 (ii) divided by the pre-transaction issued and outstanding shares of Class A Common Stock plus Class B Common Stock) as of the end of the Trading Day immediately preceding the Original Issue Date (i.e., [] shares of Class A Common Stock and [] shares of Class B Common Stock) or (b) at any time after the Stockholder Approval has been duly obtained, Beneficial Ownership equal to 24.9% of the issued and outstanding shares of Class A Common Stock plus Class B Common Stock (calculated as (i) the voting power of all securities issued or potentially issuable (ii) divided by the pre-transaction issued and outstanding shares of Class A Common Stock plus Class B Common Stock) as of the end of the Trading Day immediately preceding the Conversion Date or Dividend Payment Date, as applicable (the “24.9% Cap”), in each case as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar transactions; provided that the 24.9% Cap may be waived without the further approval of stockholders of the Corporation if (i) the Board expressly authorizes such waiver and (ii) the Holder provides its written consent to the Corporation in respect of such waiver; provided, further, that such waiver shall only become effective once any required consents of customers of the Corporation and its Subsidiaries pursuant to the Investment Advisers Act of 1940 are obtained.

(z) “Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency.
    (h)    Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Class C Non-Voting Common Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Class C Non-Voting Common Stock so converted, redeemed, repurchased or acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such conversion, redemption, repurchase or acquisition. Any share of Class C Non-Voting Common Stock so converted, redeemed, repurchased or acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class C Non-Voting Common Stock.
3.The amendment of the Certificate of Incorporation as herein set forth has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

    IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation to be signed in its name and on its behalf by its duly authorized officer this [] day of [], 2024.
ALTI GLOBAL, INC.
By:    ___________________________________
Name:
Title: